UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2009

TXP CORPORATION (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-49743 (Commission File Number)	88-0443110 (IRS Employer Identification No.)

1299 Commerce Drive, Richardson, Texas 75081 Telephone No.: (214) 575-9300 (Address and telephone number of Registrant's principal executive offices and principal place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 13, 2009, Theodore Dubbs and David McNeil each resigned as members of the board of directors of TXP Corporation (the “Company”), and as members of all committees of the board of directors of the Company in which Messrs. Dubbs and McNeil have been appointed to serve.  There was no disagreement or dispute between Messrs. Dubbs and McNeil and the Company which led to their resignations.

On May 13, 2009, Mr. R. Todd Lazenby was appointed as a member of the board of directors of the Company.  There are no understandings or arrangements between Mr. Lazenby and any other person pursuant to which Mr. Lazenby was selected as a director of the Company. Mr. Lazenby does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer.

Mr. Lazenby founded WP Capital Partners, LP, the predecessor firm of Victory Partners, LLC in 2003 and is the Managing Partner of Royal Ascot Partners, LLC, an affiliated buy-out firm with close ties to Hickman Investments (a Ft. Worth, Texas Family office). Mr. Lazenby brings 22 years of corporate finance, investment banking, and entrepreneurial experience to the Company, having held increasing senior level positions in both mid-sized and Fortune 500 commercial and investment banks. He has arranged and overseen in excess of $3.5 billion in capital markets transactions, both as a principal and as an advisor in the areas of mergers and acquisitions and corporate finance. Prior to forming Victory Partners, Mr. Lazenby was the Managing Partner of WP Capital Partners, L.P. (formerly Summit Capital Partners, LLC), where he sourced, managed, and closed in excess of $500 million in middle market transactions for the firm. Previously, Mr. Lazenby advised Winthrop Capital, a private venture firm, on its staffing industry consolidation strategy, structuring and negotiating the acquisition and financing of all portfolio companies on behalf of the firm. Mr. Lazenby was a founding principal and executive vice president of Affinity Finance, LLC, where he was instrumental in developing a joint venture with a leading California bank. Prior to forming Affinity, Mr. Lazenby held the position of Senior Vice President at Wells Fargo Bank in San Francisco, managing the bank’s national home equity division. He has been a member of several company and charity boards, including FOH, Inc. (Fredricks of Hollywood), HomeBanc Inc., CMG Bancorp, Inc., Automated Data Sciences, Inc., First Chair Technologies, IFJG, SkyDrill Energy, Inc. and InTelegy Corp. Mr. Lazenby served as an adjunct professor of Entrepreneurial Finance at the University of Phoenix in California and is a past member of the Dallas Chapter of Young Entrepreneurs Organization and a past member of the Baylor University Executive MBA Committee. In addition, Mr. Lazenby currently serves on the board of directors for the North Dallas Chamber of Commerce and the March of Dimes and has twice served as Chairman of the Breakfast with a Champion Fundraiser. He holds an ED in Finance from Stanford University, an MBA, with high honors, and a BS in Communications, with honors, from Florida State University, and a BSBA, with high honors, from Barry University.

In addition, on May 13, 2009 Ms. Marcia Allen, the Company’s Co-Chief Restructuring Officer, was appointed as a member of the board of directors of the Company.  There are no understandings or arrangements between Ms. Allen and any other person pursuant to which Ms. Allen was selected as a director of the Company. Ms. Allen does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

 (c) Shell company transactions.

Not applicable.

(d) Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TXP CORPORATION

Date: May 14, 2009	By:	/s/ Michael C. Shores
Michael C. Shores
Chief Executive Officer